Exhibit 99

[ARTESYN LETTERHEAD]

For Immediate Release

Company Contacts
Richard Thompson	Richard Leland
Chief Financial Officer	Director, Investor Relations
(561) 451-1000	(561) 451-1028

ARTESYN REPORTS FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS

BOCA RATON, Fla., Jan. 28, 2003—Artesyn Technologies, Inc. (Nasdaq NM: ATSN) today reported financial results for the quarter and year ended December 27, 2002. Revenue for the quarter totaled $83.4 million, compared to $107.4 million in the same period a year ago. The company incurred a cash loss of $(0.15) per diluted share for the quarter, excluding the impact of restructuring, inventory and other charges totaling $36.9 million, versus a pre-charge cash loss of $(0.10) per diluted share in the prior year. Including the impact of all charges, the fourth quarter net loss was $35.6 million or $(0.93) per diluted share, compared to net income of $11.5 million or $0.30 per diluted share in the fourth quarter of 2001. The cash loss for the quarter was slightly better than analyst consensus.

For the full year, sales totaled $350.8 million, with a cash loss of $(0.61) per diluted share excluding charges. This compares to full-year 2001 sales of $494.0 million and a pre-charge cash loss of $(0.52). Including the impact of all charges, the company incurred a net loss of $108.8 million or $(2.84) per diluted share for the full year, compared to a net loss of $31.8 million or $(0.83) per diluted share in 2001.

Total orders for the quarter rose sequentially to $85.3 million. The book-to-bill ratio also improved to 1.02, with an ending backlog of $72.7 million. Approximately $68.6 million of this amount is estimated to be shippable in the first quarter.

“Compared to the significant deterioration of the communications market in 2001, Artesyn exited 2002 with relative stability in our major end markets,” commented Artesyn’s President and CEO, Joseph M. O’Donnell. “Order rates improved in the fourth quarter and we are becoming more comfortable in our customers, and our own ability to forecast near-term demand. Gross margin also improved sequentially for the fourth quarter and we continue to benefit from the cost saving initiatives that were announced during the year. Importantly, when fully implemented late in the third quarter of this year, these actions are designed to enable us to be break-even on approximately $85 to $90 million in quarterly revenue.”

Focus on Regaining Profitability

Artesyn initiated a significant restructuring of its global operations during the past year, as the company shifts from a cash generation strategy to a cash and profit focus. These actions include the announced closure of the Kindberg, Austria facility, scheduled to be complete during March 2003, and the recently announced plans to close the Youghal, Ireland manufacturing facility in September 2003. Affected production will be moved to the company’s lower-cost manufacturing locations in Hungary and China. Total headcount during the year was reduced from approximately 5,200 at the end of 2001 to approximately 4,600 at the end of December 2002. An additional 550 positions have been announced for elimination in 2003. When fully implemented, these actions are expected to provide an estimated $35 million in annual cost savings versus the company’s current cost profile.

Associated with these actions, Artesyn expects to record a pre-tax restructuring charge of $21 million, with $17.8 million of this amount recorded during the fourth quarter of 2002. This charge relates primarily to employee severance, disposition of assets, facility consolidations and transfer of equipment and inventory. As previously announced, the company also recorded a $15.5 million pre-tax, non-cash charge in cost of goods sold, primarily to reserve for materials in excess of 12 months demand. Additional charges in the fourth quarter included a $3.1 million charge to the tax provision related to the establishment of a valuation allowance for deferred tax assets in Hungary, and a $0.6 million charge to interest expense to write off previously recorded debt issuance costs associated with the company’s amended credit facility.

Improved Competitive and Financial Position

In addition to implementing a restructuring of global operations, the company also made advances in improving its competitive and financial position during the year.

“Our objective has always been to emerge from this slowdown as a much stronger competitor,” O’Donnell continued. “The line of non-isolated point-of-load converters launched in the fourth quarter has been well received by customers and offers a significant cost advantage over more traditional forms of distributed power architectures. At the same time, our commitment to funding advanced R&D during the industry downturn resulted in the recently launched line of quarter and eighth-brick DC/DC converters. With almost double the output current of competing products, they firmly position Artesyn as a leader in advanced DC/DC technology. In total, we launched 75 new products in 2002 and were awarded 67 major design wins from customers.”

“By focusing on cash management, we have also strengthened our balance sheet position in the past year. Over $46 million in net operating cash flow was generated in 2002, with almost $10 million created in the fourth quarter. This strong cash flow enabled us to fund our restructuring activities, while also improving cash balances and lowering debt. The December 2002 cash balance of $65 million is $11 million higher than December 2001 and we have also lowered our debt position from $100 million at the end of 2001, down to $69 million at the end of 2002. Cash will remain one of our most important priorities in 2003, even as we increase our focus on profitability.”

Business Outlook

“We continue to remain cautious in our outlook for 2003 and expect revenue in the first half to remain flat, with modest sequential improvements in the second half of the year. Excluding restructuring and inventory charges we generated positive EBITDA for the full-year 2002, however, our goal for 2003 is to return Artesyn to profitability on the net income line. We believe that the cost savings generated by our restructuring actions should position us to achieve this goal in the fourth quarter of the year,” concluded O’Donnell.

Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on January 28, 2003 at 8:30 a.m. Eastern time either by calling (800) 711-4000 (passcode: O’Donnell) or over the Internet at http://www.artesyn.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. The web cast will be available for replay immediately following the teleconference.

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency

AC/DC power supplies, as well as advanced DC/DC and Point-of-Load converters for distributed power architectures. Artesyn’s line of WAN interfaces, CPU boards, DSP solutions and protocol stacks are also at work in many of today’s leading Teledatacom™ networks. For more information about Artesyn Technologies and its products, please visit the company’s web site at http://www.artesyn.com.

This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These factors include, but are not limited to, fluctuations in end-market demand, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results, changes in accounting rules or principles and general technological changes which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.

Artesyn Technologies, Inc.
Financial Highlights
(In Thousands Except per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2002	December 28, 2001	December 27, 2002	December 28, 2001
Orders	$85,284	$116,036	$331,307	$361,746
Sales-Power Conversion	75,412	87,175	318,961	392,357
-Communications Products	7,997	13,291	31,868	55,805
-Other	—	6,939	—	45,806

Total	83,409	107,405	350,829	493,968
Operating Income/(loss)	(39,841)	22,231	(120,569)	(31,945)
EBITDA	(33,417)	31,198	(41,735)	2,478

Diluted Earnings/(Loss) Per Share Data
Cash Earnings/(Loss) Excluding Charges*	(0.15)	(0.10)	(0.61)	(0.52)
Earnings/(loss) per Share*	(0.93)	0.30	(2.84)	(0.83)
Weighted Average Common and Common Equivalent Shares Outstanding	38,389	38,543	38,370	38,229

*
Cash earnings/(loss) represents loss before after-tax charges related to goodwill amortization, goodwill impairment, restructuring, valuation allowance on deferred taxes, write-off of debt issuance costs, gain on sale of Artesyn Solutions and excess and obsolete inventory charges. Due to a change in accounting principle, there was no amortization of goodwill in 2002.

Artesyn Technologies, Inc.
Condensed Consolidated Statements of Operations
(In Thousands Except per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2002	December 28, 2001	December 27, 2002	December 28, 2001
Sales	$83,409	$107,405	$350,829	$493,968
Cost of Sales	86,540	91,682	321,263	437,700

Gross Profit/(Loss)	(3,131)	15,723	29,566	56,268

Operating Expenses
Selling, general and administrative	9,997	11,783	36,593	54,057
Research and development	8,942	8,197	34,341	41,470
Amortization of goodwill	—	2,075	—	8,081
Gain on Sale of Artesyn Solutions	—	(31,308)	—	(31,308)
Restructuring and other charges	17,771	2,745	27,345	15,913
Goodwill Impairment	—	—	51,856	—

Total Operating Expenses	36,710	(6,508)	150,135	88,213

Operating Income/(Loss)	(39,841)	22,231	(120,569)	(31,945)

Interest Expense, net	(1,830)	(2,312)	(7,012)	(7,342)

Income/(Loss) Before Income taxes	(41,671)	19,919	(127,581)	(39,287)
Provision/(Benefit) for Income Taxes	(6,028)	8,462	(18,759)	(7,524)

Net Income/(Loss)	$(35,643)	$11,457	$(108,822)	$(31,763)

Diluted Earnings/(Loss) Per Share	$(0.93)	$0.30	$(2.84)	$(0.83)

Weighted Average Common and Common Equivalent Shares Outstanding	38,389	38,543	38,370	38,229

The following table includes items used to reconcile non-GAAP financial measures to GAAP measures:

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Dec 27, 2002	Dec 28, 2001	Dec 27, 2002	Dec 28, 2001
Diluted Earnings/(Loss) per share	$(0.93)	$0.30	$(2.84)	$(0.83)

After-tax adjustments:
Amortization/Impairment of Goodwill	0.03	0.06	1.29	0.21
Tax valuation allowance – Hungary	0.08	—	0.08	—
Write-off of debt issuance costs related to bank amendment	0.01	—	0.01	—
Gain on sale of Artesyn Solutions	—	(0.51)	—	(0.51)
Restructuring charges	0.37	0.05	0.56	0.30
Excess and obsolete inventory charge	0.29	—	0.29	0.31

Cash loss excluding charges	$(0.15)	$(0.10)	$(0.61)	$(0.52)

Artesyn Technologies, Inc.
Condensed Consolidated Statements of Financial Condition
(In Thousands)
(Unaudited)

	December 27, 2002	December 28, 2001
ASSETS
Current Assets
Cash and equivalents	$65,001	$54,083
Accounts receivable, net	44,235	72,580
Inventories, net	55,588	103,556
Prepaid expenses and other current assets	1,926	2,690
Deferred income taxes, net	16,234	12,398

Total current assets	182,984	245,307

Property, Plant & Equipment, Net	78,631	103,291

Other Assets
Goodwill, net	18,676	64,573
Deferred income taxes, net	18,803	10,103
Other assets, net	4,493	3,209

Total other assets	41,972	77,885

Total Assets	$303,587	$426,483

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt and capital leases	$12	$207
Accounts payable and accrued liabilities	93,946	92,324

Total current liabilities	93,958	92,531

Long-Term Liabilities
Long-term debt and capital leases	23,004	100,399
Convertible subordinated debt	46,517	—
Other long-term liabilities	16,662	14,308

Total long-term liabilities	86,183	114,707

Total liabilities	180,141	207,238

Shareholders’ Equity	123,446	219,245

Total Liabilities and Shareholders’ Equity	$303,587	$426,483

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